Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces First Quarter 2014 Results

Denver, Colorado – (Business Wire) – April 17, 2014 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2014.

Highlights for the first quarter of 2014 as compared to the first quarter of 2013 include:

•	Revenue increased 24.4% to $904.2 million

•	Comparable restaurant sales increased 13.4%

•	Restaurant level operating margin was 25.9%, a decrease of 40 basis points

•	Net income was $83.1 million, an increase of 8.5%

•	Diluted earnings per share was $2.64, an increase of 7.8%

•	Opened 44 new restaurants

“We are delighted that more and more people are choosing to visit our restaurants every day allowing us to deliver double digit comps during the quarter. Our food culture has always been a defining characteristic of Chipotle and continues to set us apart from other restaurants. We are confident that our special food culture will continue to attract more customers to visit Chipotle as customers better understand and connect how natural and high quality ingredients that are freshly prepared result in better tasting food,” said Steve Ells, Founder, Chairman and co-CEO of Chipotle.

“Our unique and compelling people culture is having a tremendous and growing impact on our business and is one of the key drivers behind our success. Our Restaurateurs, and the cultures they are creating in their restaurants, are allowing us to serve better tasting food and provide a better dining experience to our guests,” said Monty Moran, co-CEO.

First quarter 2014 results

Revenue for the quarter was $904.2 million, up 24.4% from the prior year period. The growth in revenue was from a 13.4% increase in comparable restaurant sales and new restaurants not in the comparable base. Comparable restaurant sales growth was driven primarily by increased traffic and to a lesser extent by an increase in average check and the benefit of one additional trading day in the quarter as compared to the first quarter of 2013.

During the quarter we opened 44 new restaurants, bringing the total restaurant count to 1,637.

Food costs were 34.5% of revenue, an increase of 150 basis points driven by higher commodity costs. Higher commodity costs were primarily driven by inflationary pressures in beef, avocados, and cheese prices.

Restaurant level operating margin was 25.9% in the quarter, a decrease of 40 basis points from the prior year period. The decrease was driven by higher food costs, partially offset by favorable sales leverage in labor and occupancy costs.

G&A costs were 7.4% of revenue, up 130 basis points from the prior year period primarily due to higher non-cash, non-economic stock compensation expense, and to a lesser extent from higher litigation costs.

Net income for the first quarter of 2014 was $83.1 million, or $2.64 per diluted share, compared to $76.6 million, or $2.45 per diluted share, in the first quarter of 2013. The first quarter of 2013 benefited by about $.10 per share related to 2012 tax credits.

Our Board of Directors has also approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock. This repurchase authorization, in addition to up to $77 million available as of March 31st for repurchases under previously announced repurchase authorizations, may be modified, suspended, or discontinued at any time.

Outlook

For 2014, management expects the following:

•	180 – 195 new restaurant openings

•	High single digit comparable restaurant sales increases, excluding any menu price increase

•	An effective full year tax rate of approximately 39.1%.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss complete first quarter 2014 financial results on Thursday, April 17, 2014 at 11:00 AM Eastern time. The conference call can be accessed live over the phone by dialing 1-888-490-2763 or for international callers by dialing 1-719-325-2249. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 2712305. The replay will be available until April 24, 2014. The call will be webcast live from the Company's website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and Responsibly Raised® with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and currently operates more than 1,600 restaurants including six ShopHouse Southeast Asian Kitchen restaurants, and is an investor in an entity that owns and operates one Pizzeria Locale. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding our attracting more customers to our restaurants, as well as statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, and effective tax rates in 2014, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty or our failure to attract customers to our brand or retain our existing customers; our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; security risks associated with the acceptance of electronic payment cards or electronic storage of confidential customer or employee information; the risk of food-borne illnesses and other health concerns about our food; risks relating to our expansion into international markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; the effect of competition in the restaurant industry; risks relating to litigation and negative publicity; risks that our investments in new concepts will not be successful; risks related to our marketing and advertising strategies; our dependence on key personnel; risks relating to our insurance coverage and self-insurance; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31
	2014		2013
Revenue	$904,163	100.0%	$726,751	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	311,792	34.5	239,589	33.0
Labor	208,208	23.0	171,469	23.6
Occupancy	54,846	6.1	47,620	6.6
Other operating costs	95,137	10.5	76,656	10.5
General and administrative expenses	66,917	7.4	44,211	6.1
Depreciation and amortization	25,754	2.8	22,936	3.2
Pre-opening costs	4,300	0.5	2,886	0.4
Loss on disposal of assets	1,559	0.2	1,340	0.2

Total operating expenses	768,513	85.0	606,707	83.5

Income from operations	135,650	15.0	120,044	16.5
Interest and other income (expense), net	689	0.1	266	0.0

Income before income taxes	136,339	15.1	120,310	16.6
Provision for income taxes	(53,270)	(5.9)	(43,726)	(6.0)

Net income	$83,069	9.2%	$76,584	10.5%

Earnings per share:
Basic	$2.67		$2.47

Diluted	$2.64		$2.45

Weighted average common shares outstanding:
Basic	31,061		31,012

Diluted	31,486		31,229

Comprehensive income	$82,938		$75,480

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31	December 31
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$411,592	$323,203
Accounts receivable, net of allowance for doubtful accounts of $1,170 and $1,190 as of March 31, 2014 and December 31, 2013, respectively	16,582	24,016
Inventory	15,202	13,044
Current deferred tax asset	13,799	13,212
Prepaid expenses and other current assets	38,213	34,204
Income tax receivable	—	3,657
Investments	295,403	254,971

Total current assets	790,791	666,307
Leasehold improvements, property and equipment, net	983,047	963,238
Long term investments	313,601	313,863
Other assets	46,302	43,933
Goodwill	21,939	21,939

Total assets	$2,155,680	$2,009,280

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$66,729	$59,022
Accrued payroll and benefits	56,332	67,195
Accrued liabilities	68,703	73,011
Income tax payable	35,478	—

Total current liabilities	227,242	199,228
Deferred rent	199,480	192,739
Deferred income tax liability	57,576	55,434
Other liabilities	26,349	23,591

Total liabilities	510,647	470,992

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2014 and December 31, 2013, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 35,323 and 35,245 shares issued as of March 31, 2014 and December 31, 2013, respectively	353	352
Additional paid-in capital	956,382	919,840
Treasury stock, at cost, 4,235 and 4,212 common shares at March 31, 2014 and December 31, 2013, respectively	(673,157)	(660,421)
Accumulated other comprehensive income	1,489	1,620
Retained earnings	1,359,966	1,276,897

Total shareholders’ equity	1,645,033	1,538,288

Total liabilities and shareholders’ equity	$2,155,680	$2,009,280

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended March 31
	2014	2013
Operating activities
Net income	$83,069	$76,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,754	22,936
Deferred income tax provision (benefit)	1,551	(1,923)
Loss on disposal of assets	1,559	1,340
Bad debt allowance	(20)	9
Stock-based compensation expense	27,359	15,387
Excess tax benefit on stock-based compensation	(8,955)	(1,869)
Other	64	177
Changes in operating assets and liabilities:
Accounts receivable	7,439	1,309
Inventory	(2,160)	(340)
Prepaid expenses and other current assets	(4,014)	(4,376)
Other assets	(2,365)	(1,588)
Accounts payable	8,006	773
Accrued liabilities	(15,159)	(33,893)
Income tax payable/receivable	48,088	42,721
Deferred rent	6,764	5,880
Other long-term liabilities	2,798	2,123

Net cash provided by operating activities	179,778	125,250

Investing activities
Purchases of leasehold improvements, property and equipment	(47,230)	(36,495)
Purchases of investments	(89,782)	(54,598)
Maturities of investments	49,500	39,500

Net cash used in investing activities	(87,512)	(51,593)

Financing activities
Acquisition of treasury stock	(12,736)	(50,965)
Excess tax benefit on stock-based compensation	8,955	1,869
Other financing proceeds (payments)	(56)	120

Net cash used in financing activities	(3,837)	(48,976)

Effect of exchange rate changes on cash and cash equivalents	(40)	(304)
Net change in cash and cash equivalents	88,389	24,377
Cash and cash equivalents at beginning of period	323,203	322,553

Cash and cash equivalents at end of period	$411,592	$346,930

Supplemental disclosures of cash flow information
Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$(290)	$2,813

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Mar. 31,	Dec.31,	Sep. 30,	Jun. 30,	Mar. 31,
	2014	2013	2013	2013	2013
Number of restaurants opened	44	56	37	44	48
Restaurant relocations	(2)	—	—	—	—
Number of restaurants at end of period	1,637	1,595	1,539	1,502	1,458
Average restaurant sales	$2,226	$2,169	$2,140	$2,119	$2,105
Comparable restaurant sales increases	13.4%	9.3%	6.2%	5.5%	1.0%